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                                                                  Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement #333-13991 of West TeleServices Corporation on Form S-1 of our report on the financial statements of West TeleServices Corporation and on the combined financial statements of West Telemarketing Corporation and affiliated companies dated November 5, 1996, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 5, 1996 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 21, 1996